Exhibit 10.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

IBM International Client Relationship Agreement

This IBM International Client Relationship Agreement (Agreement or iCRA) includes Part 1 – General Terms and Part 2 – Country Required Terms. This Agreement governs transactions by which Client may order Programs, Cloud and other Services, Machines and Appliances (collectively IBM Products) and third party products and services (Non-IBM Products). Transaction Documents (TDs) and Attachments detail the specifics of transactions such as charges and a description of and information about the Product. Examples of TDs include statements of work, service descriptions, ordering documents, supplements, or invoices. Attachments provide supplemental terms that apply to certain types of Products, such as product capacity or trial services. In the event of conflict, an Attachment prevails over this Agreement and a TD prevails over both the Agreement and any Attachment and only applies to the specific transaction.

IBM and Client have entered into a Separation and Distribution Agreement, dated as of [______], 2021 (the “Separation Agreement”). In furtherance of the foregoing, Client may acquire Products from IBM for Client’s own Enterprise or for Client’s third-party End Users outside Client’s Enterprise, as specified in the applicable Attachment and TDs.

Client Lead Company and IBM Lead Company agree to coordinate the activities of their respective Enterprise companies participating under this Agreement. This Agreement is written in English and signed with the understanding that the Lead Companies are bound by its terms. The Lead Companies will distribute copies of the Agreement to their respective participating Enterprise companies. The specific relationship established in each country will be documented by signing this Agreement or a participation document that incorporates this Agreement and its Attachments and TDs.

Enterprise companies include (i) companies within the same country that Client or IBM control (by owning greater than 50% of the voting shares), and (ii) any other entity that controls, is controlled by, or is under common control with Client or IBM, and has signed a participation agreement.

All references to the “Spin Date” mean [insert date].

Part 1 – General Terms

1.	Programs

a.	A Program is an IBM-branded computer program and related material available for license subject to the payment of charges. Program details are described in an Attachment called License Information (LI). Programs do not include Machine Code or Project Materials. Programs are copyrighted and licensed (not sold). When IBM accepts an order for a Program, Client is granted a nonexclusive license to: i) use the Program only up to its authorizations and subject to its LI; ii) make and install copies to support such authorized use; and iii) make a backup copy. Programs may be used by Client, its authorized employees and contractors only within Client’s Enterprise, and not to provide hosting or timesharing services to any third party. Client may not sublicense, assign, or transfer the license for any Program. Additional rights may be available for additional fees or under different terms. Client is not granted unrestricted rights to use the Program nor has Client paid for all of the economic value of the Program. Certain Programs may contain third party code licensed under separate agreements identified in the LI.

b.	The license granted for a Program is subject to Client:

(1)	reproducing copyright notices and other markings;

(2)	ensuring anyone who uses the Program does so only for Client’s authorized use and complies with the license;

(3)	not reverse assembling, reverse compiling, translating, or reverse engineering the Program; and

(4)	not using any of the elements of the Program or related licensed material separately from the Program.

c.	The metric applicable to a Program license is specified in an Attachment or TD. All licenses on a server or capacity based metric must be licensed to the full capacity of the server on which the Program is installed, unless sub-capacity usage is available from IBM and Client complies with the applicable sub-capacity requirements and terms as set forth in Attachments and TDs.

2.	Services - Cloud Services

a.	A Cloud Service is an IBM offering provided by IBM and made available via a network. Each Cloud Service is described in a TD. Cloud Services are designed to be available 24/7, subject to maintenance. Client will be notified of scheduled maintenance. Technical support and service level commitments, if applicable, are specified in an Attachment or TD.

b.	When IBM accepts Client’s order, IBM provides Client the authorizations specified in the TD.

c.	IBM will provide the facilities, personnel, equipment, software, and other resources necessary to provide the Cloud Services and generally available user guides and documentation to support Client’s use of the Cloud Service. A Cloud Service may require the use of enabling software that Client downloads to Client systems to facilitate use of the Cloud Service. Client may use enabling software only in connection with use of the Cloud Service and according to any licensing terms if specified in a TD. Enabling software is provided as-is, without warranties of any kind.

d.	Client will provide hardware, software and connectivity to access and use the Cloud Service, including any required Client-specific URL addresses and associated certificates.

e.	Client may access a Cloud Service only to the extent of authorizations acquired by Client. Client is responsible for use of Cloud Services by any user who accesses the Cloud Service with Client’s account credentials. A Cloud Service may not be used in any jurisdiction for unlawful, obscene, offensive or fraudulent Content or activity, such as advocating or causing harm, interfering with or violating the integrity or security of a network or system, evading filters, sending unsolicited, abusive or deceptive messages, viruses or harmful code, or violating third party rights. In addition, Client may not use Cloud Services if failure of the Cloud Service could lead to death, bodily injury, or property or environmental damage. Client may not: i) reverse engineer any portion of the Cloud Services; or ii) assign or resell direct access to a Cloud Service to a third party outside Client’s Enterprise. or iii) combine Cloud Services with Client’s value add to create a commercially available Client branded solution that Client markets to its end user customers unless otherwise agreed (unless otherwise set forth in an Attachment or Transaction Document).

f.	A Cloud Service or feature of a Cloud Service is considered “Preview” when IBM makes such services or features available at no charge, with limited or pre-release functionality, or for a limited time to try available functionality (such as beta, trial, no-charge, or preview designated Cloud Services). Preview services are excluded from available service level agreements. A Preview service may not be covered by support and IBM may change or discontinue a Preview service at any time and without notice. IBM is not obligated to release a Preview service or make an equivalent service generally available.

2.1	Changes to Cloud Services

a.	IBM may modify: i) a Cloud Service; and ii) IBM’s Data Security and Privacy Principles for IBM Cloud Services (DSP) from time to time at IBM’s sole discretion and such modifications will supersede prior versions. Updates to a TD (such as a service description or statement of work) will take effect upon a new order, change effective date for ongoing services, or upon the renewal date for Cloud Services that automatically renew. The intent of any modification will be to: i) improve or clarify existing commitments; ii) maintain alignment to current adopted standards and applicable laws; or iii) provide additional features and functionality. Modifications will not degrade the security or functionality of a Cloud Service.

b.	IBM may withdraw a Cloud Service on 12 months’ notice, unless otherwise stated in a TD. IBM will continue to provide the Cloud Service for the remainder of Client’s unexpired term or work with Client to migrate to another IBM offering.

2.2	Term and Termination of Cloud Services

a.	The term of a Cloud Service begins on the date IBM notifies Client that Client can access the Cloud Service. IBM will specify whether the Cloud Service renews automatically, proceeds on a continuous use basis, or terminates at the end of the term. For automatic renewal, unless Client provides written notice to IBM or the IBM Business Partner involved in the Cloud Service not to renew at least 30 days prior to the term expiration date, the Cloud Service will automatically renew for the specified term. For continuous use, the Cloud Service will continue to be available on a month to month basis until Client provides 30 days written notice to IBM or the IBM Business Partner involved in the Cloud Service of termination. The Cloud Service will remain available to the end of the calendar month after such 30 day period.

b.	IBM may suspend or limit, to the extent necessary, Client’s use of a Cloud Service if IBM determines there is a material breach of Client’s obligations, a security breach, violation of law, or breach of the terms set forth in section 2 (f). If the cause of the suspension can reasonably be remedied, IBM will provide notice of the actions Client must take to reinstate the Cloud Service. If Client fails to take such actions within a reasonable time, IBM may terminate the Cloud Service.

c.	Client may terminate a Cloud Service on one month’s notice: i) at the written recommendation of a government or regulatory agency following a change in either applicable law or the Cloud Services; ii) if IBM’s modification to the computing environment used to provide the Cloud Service causes Client to be noncompliant with applicable laws; or iii) if IBM notifies Client of a modification that has a material adverse effect on Client’s use of the Cloud Service, provided that IBM will have 90 days to work with Client to minimize such effect. In the event of such termination, IBM shall refund a portion of any prepaid amounts for the applicable Cloud Service for the period after the date of termination. If the Agreement is terminated for any other reason, Client shall pay to IBM, on the date of termination, the total amounts due per the Agreement. Upon termination, IBM may assist Client in transitioning Client’s Content to an alternative technology for an additional charge and under separately agreed terms.

3.	Services – Other Services

a.	IBM provides consulting, installation, customization and configuration, maintenance, and other services as detailed in an Attachment or TD. Client will own the copyright in works of authorship that IBM develops for Client under a Statement of Work (SOW) (Project Materials). Project Materials exclude works of authorship delivered to Client, but not created, under the SOW, and any modifications or enhancements of such works made under the SOW (Existing Works). Some Existing Works are subject to a separate license agreement (Existing Licensed Works). A Program is an example of an Existing Licensed Work and is subject to the Program terms. IBM grants Client an irrevocable (subject to Client’s payment obligations), nonexclusive, worldwide license to use, execute, reproduce, display, perform and prepare derivatives of Existing Works that are not Existing Licensed Works. IBM retains an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, sublicense, distribute, and prepare derivative works of Project Materials.

b.	Any operational or administrative process that by its nature apply to a Service that is (a) part of Existing Backlog and (b) the process is documented in Client’s contract with its customer and (c) the process has been agreed to by the parties prior to Spin Date, will continue to apply for the current term of that customer’s contract with Client. For the purposes of this paragraph “Existing Backlog” means existing Service obligations documented under active IBM documents of understanding or the Survey Gizmo tool, including those amended by a mutually agreed project change request (PCR) or request for service (RFS), and as may be reflected in corresponding pricing and quote to cash records (i.e., CFTS/IERP), or equivalent forms but all as specified in an Attachment or TD.

c.	Either party may terminate a Service if a material breach concerning the Service is not remedied within a reasonable time. IBM will provide at least 90 days’ notice prior to withdrawal of Service. Client will pay charges for Services provided through the effective date of termination. If Client terminates without cause or IBM terminates for breach, Client will meet all minimum commitments and pay termination or adjustment charges specified in the SOW or TD and any additional costs IBM reasonably incurs because of early termination, such as costs relating to subcontracts or relocation. IBM will take reasonable steps to mitigate any such additional costs.

d.	IBM Personnel. Attachment A is incorporated by reference.

4.	Machines and Appliances

a.	A Machine is an IBM-branded device including its features, upgrades, and accessories. An Appliance is a Program and Machine combination designed for a particular function. Unless otherwise provided, terms that apply to a Program apply to the Program component of an Appliance and terms that apply to a Machine apply to the Machine component of an Appliance. Client may not use or transfer an Appliance’s Program component independently of the Appliance.

b.	When IBM accepts Client’s order, IBM transfers title to Machines and non-IBM machines to Client or Client’s lessor upon payment of all amounts due, except in the United States where title transfers upon shipment. IBM bears risk of loss until delivery to the carrier for shipment. IBM pays for insurance on Client’s behalf until delivery to Client’s location. Client must report any loss in writing to IBM within 10 business days of delivery and follow the claim procedure. Additional charges may apply for IBM installation more than six months after shipment. Client must follow instructions provided to install Client set up Machines.

c.	Machines and parts removed or exchanged for upgrade, warranty service, or maintenance are IBM property and must be returned to IBM promptly. A replacement assumes the warranty or maintenance status of the replaced part. A Machine may include parts that are not new and in some instances Machines may have been previously installed. Regardless, IBM’s warranty terms apply. Client will promptly install or allow IBM to install mandatory engineering changes. Client may only acquire Machines for use within Client’s Enterprise in the country where acquired and not for resale, lease, or transfer. Lease-back financing is permitted.

4.1	Machine Code and Built in Capacity

Machines may include Machine Code (MC) and Built in Capacity (BIC). MC is computer instructions, fixes, replacements, and related materials, such as data and passwords relied on, provided, used with, or generated by MC, that permit the operation of the machine's processors, storage, or other functionality. MC is copyrighted and licensed (not sold). IBM only provides copies, fixes, or replacements for MC for Machines under warranty or IBM maintenance, or under a separate written agreement which may be subject to additional charges. Client agrees that all copies, fixes, or replacements for MC will be obtained solely as authorized by IBM. Client is granted a nonexclusive license to use MC only: i) on the Machine for which IBM provided it; and ii) to access and use BIC only to the extent paid for by Client, activated by IBM and subject to the Attachment called IBM Authorized Use Table for Machines (AUT) available from IBM and at http://www.ibm.com/systems/support/machine_warranties/machine_code/aut.html. BIC is computing resource (e.g., processors, storage, and other functionality) that IBM provides for a Machine. Use of BIC may be restricted by contract, technological or other measures. Client agrees to IBM's implementation of technological and other measures that restrict, monitor and report on use of BIC or MC, and to install any changes IBM provides. Client may not alter, reverse assemble, reverse compile, translate, or reverse engineer the MC, or circumvent or interfere, by any means, with IBM’s contractual, technological, or other measures that restrict, monitor or report on use of BIC or MC. While Client’s license to MC is in effect, Client may transfer possession of the entire MC along with all of Client’s rights and obligations only with corresponding transfer of the Machine and a hardcopy of this MC license, and only if the transferee agrees to the terms of this MC license. Client’s MC license terminates immediately upon transfer. This Agreement governs MC and BIC on Machines acquired from another party. Use of BIC in excess of authorizations from IBM is subject to additional charges.

5.	Content and Data Protection

a.	Content consists of all data, software, and information that Client or its authorized users provides, authorizes access to, or inputs to the Cloud Service or information or data Client may provide, make available or grant access to, in connection with IBM providing other Services, such as consulting, maintenance, or Program support. Providing Content or otherwise using Cloud Services will not affect Client’s ownership or license rights in such Content. IBM, its affiliates, and contractors of either may access and use the Content solely for the purpose of providing and managing the applicable Cloud Services or other Services. IBM will treat all Content as confidential by not disclosing Content except to IBM employees and contractors and only to the extent necessary to deliver the Cloud Services or perform other Services.

b.	Client is responsible for obtaining all necessary rights and permissions to enable, and grants such rights and permissions to, IBM, its affiliates, and contractors of either to use, provide, store and otherwise process Content in the Cloud Services or other Services. This includes Client providing required information, making necessary disclosures and obtaining consent, if required, before providing individuals’ information, including personal or other regulated data in such Content. Client is responsible for adequate back-up of Content. If any Content could be subject to governmental regulation or may require security measures beyond those specified by IBM for Cloud Services or other Services, Client will not input, provide, or allow access to such Content unless specifically permitted in the terms of the relevant TD or unless IBM has otherwise first agreed in writing to implement additional security and other measures.

c.	IBM’s Data Security and Privacy Principles for IBM Cloud Services (DSP), at http://www.ibm.com/cloud/data-security, apply for generally available Cloud Service offerings. Specific security features and functions of a Cloud Service may be provided in an Attachment and TDs. Client is responsible to assess the suitability of each Cloud Service for Client’s intended use and Content and to take necessary actions to order, enable, or use available data protection features for a Cloud Service appropriate for the Content being used with a Cloud Service. By using the Cloud Service, Client accepts responsibility for use of the Cloud Services, and acknowledges that it meets Client's requirements and processing instructions to enable compliance with applicable laws.

d.	IBM’s Data Processing Addendum at http://ibm.com/dpa (DPA) and applicable DPA Exhibit(s) apply to personal data contained in Content, if and to the extent: i) European General Data Protection Regulation (EU/2016/679) (GDPR); or ii) other data protection laws identified at http://ibm.com/dpa/dpl apply.

e.	Upon request by either party, IBM, Client, affiliates of either, will enter into additional agreements as required by law in the prescribed form for the protection of personal or regulated personal data included in Content. The parties agree (and will ensure that their respective affiliates agree) that such additional agreements will be subject to the terms of the Agreement.

f.	IBM will return or remove Content from IBM computing resources upon the expiration or cancellation of the Cloud Service, other Services, or earlier upon Client’s request. IBM may charge for certain activities performed at Client’s request (such as delivering Content in a specific format). IBM does not archive Content, however some Content may remain in backup files until expiration of such files as governed by IBM’s backup retention practices.

6.	Warranties and Post Warranty Support

a.	IBM warrants that Programs used in their specified operating environment conform to their official published specifications. The warranty period for a Program (not the Program component of an Appliance) is one year, or the initial license term if less than one year, unless another warranty period is specified in an Attachment or TD. During the Program warranty period, IBM provides Software Subscription and Support (S&S), entitling Client to defect correction information, restrictions, bypasses, and new releases and versions IBM makes generally available. Unless Client elects to discontinue S&S, annual S&S automatically renews at then-current charges until S&S for a version or release is withdrawn. If Client elects to continue S&S for a Program at a designated Client site, Client must maintain S&S for all uses and installations of the Program at that site.

b.	IBM warrants that it provides Cloud and other Services using commercially reasonable care and skill in accordance with the applicable Attachment or TD, including any completion criteria, and that Project Materials will comply with the Attachment or TD at the time of delivery. The warranty for a Service ends when the Service ends.

c.	IBM warrants that Machines used in their specified operating environment conform to their official published specifications. For a Machine or Appliance, the warranty period is specified in the Attachment or TD. During its warranty period, IBM will repair or exchange the Machine without charge, as specified in the Attachment. Warranty does not apply to Machines that Client did not allow IBM to install as required by the TD. Client may purchase warranty service upgrades and post warranty support where available. For Appliances, post warranty support includes maintenance and S&S.

d.	If a Machine or Program does not function as warranted during its warranty period and IBM is unable to repair or replace it with a functional equivalent, Client may return it to IBM for a refund of the amount Client paid (for recurring charges, up to twelve months’ charges) and Client’s license or right to use it terminates.

e.	IBM does not warrant uninterrupted or error-free operation of an IBM Product or that IBM will correct all defects or prevent third party disruptions or unauthorized third party access to an IBM Product. These warranties are the exclusive warranties from IBM and replace all other warranties, including the implied warranties or conditions of satisfactory quality, merchantability, non-infringement, and fitness for a particular purpose. IBM warranties will not apply if there has been misuse, modification, damage not caused by IBM, or failure to comply with instructions provided by IBM. Preview services and non-IBM Products are sold under the Agreement as-is, without warranties of any kind. Third parties may provide their own warranties to Client.

7.	Charges, Taxes, Payment and Verification

a.	Unless otherwise set forth in a TD, IBM will provide Products only after receiving Client’s authorization in either electronic or tangible form (i.e., a purchase order, bill of lading, or another Client designated document) (collectively, a Work Authorization (WA)). Preprinted Client terms on the WA are void and of no effect. Notwithstanding the foregoing, a WA is not required for Program or Cloud Services use in excess of authorizations.

b.	Client agrees to pay all applicable charges specified for an IBM Product or non-IBM Product, and charges for use in excess of authorizations. The agreed upon charges and currency for an IBM Product and non-IBM Product will be set forth in the TD. Payment of invoices does not constitute acceptance of Project Materials. IBM will submit invoices to Client via Client’s designated electronic invoicing system. [***]. Prepaid Services must be used within the applicable period. IBM does not give credits or refunds for any prepaid, one-time charges, or other charges already due or paid. [***].

c.	For Cloud Services, based on selected billing frequency, IBM will invoice Client the charges due at the beginning of the billing frequency term, except for overage and usage type of charges which will be invoiced in arrears. One time charges will be billed upon IBM’s acceptance of an order.

d.	All charges referred to in this Agreement are expressed as exclusive of all applicable Indirect Taxes. If any Indirect Taxes are payable in relation to any goods, services or other supplies made under or in connection with this Agreement, including the provisioning and fulfillment of such supplies (i) the applicable Indirect Taxes shall be added to any charges payable by Client; (ii) IBM shall issue an invoice or other billing documentation to the Client that complies with applicable tax laws; and (iii) as applicable, Client shall pay or reimburse the amounts of such Indirect Taxes to IBM on or before the due dates for satisfaction of such invoices. Indirect Taxes means value added, goods and services, consumption, sales, use, revenue and/or turnover taxes calculated as a percentage of gross revenue (excluding income taxes calculated on net income or profit), financial transaction, digital services, export and import taxes or duties, stamp, registration, documentary and property taxes and any other similar charges or contributions, including surcharges on the aforementioned taxes, in each case imposed, collected or assessed by, or payable to, a tax authority or other governmental agency.

In the event that local laws or regulations could require the IBM contracting entity to register for Indirect taxes in overseas countries, Client agrees to execute local agreements with the local IBM Enterprise company in the applicable overseas country where IBM makes supplies under the Agreement and/ or the Client or Client Enterprise company receives the supplies. Client may nominate which Client Enterprise company (namely, Client or a local Client Enterprise company,) executes the local service agreement with the local IBM Enterprise company.

Client will pay the charge to IBM net of the required withholding or deduction and shall account for the amount so deducted or withheld to the relevant tax authority. Client will supply to IBM evidence to the reasonable satisfaction of IBM that Client has accounted to the relevant tax authority for the amount withheld or deducted and will provide all such reasonable assistance as may be requested by the IBM in recovering the amount withheld or deducted. In the event that a double taxation treaty applies which provides for a reduced withholding tax rate (including a complete exemption from withholding tax), Client shall take all reasonable steps to ensure that such reduced withholding is applied.

e.	Unless otherwise set forth in an attachment or TD, IBM may change recurring charges, labor rates and minimum commitments on three months' notice. Notwithstanding the foregoing IBM may change Cloud Service charges on thirty days’ notice unless otherwise committed to pricing during the term of the Cloud Service or as specified in an attachment or TD. A change applies on the invoice date or the first day of the charging period on or after the effective date IBM specifies in the notice. IBM may change one-time charges without notice. However, a change to a one-time charge does not apply to an order if: i) IBM receives the order before the announcement date of the increase; and ii) within three months after IBM’s receipt of the order, the product is shipped or made available to Client.

f.	Client will: i) maintain, and provide upon request, records, system tools output, and access to Client’s premises, as reasonably necessary for IBM and its independent auditor to verify Client’s compliance with the Agreement, including MC and Program licenses and metrics, such as sub-capacity usage; and ii) promptly order and pay for required entitlements (including associated S&S or maintenance) at IBM’s then current rates and for other charges and liabilities determined as a result of such verification, as IBM specifies in an invoice. These compliance verification obligations remain in effect during the term of any TD and for two years thereafter.

g.	Travel Expenses. To the extent travel expenses are reimbursable by Client under a TD, Client will reimburse IBM for the following travel expenses only, provided they are incurred in the performance of this Agreement and with Client’s prior written approval for the estimated costs and daily limits (as may be specified by Client): (i) tolls, parking fees, taxis, buses or auto rentals fees (ii) personal automobile use , excluding normal commutation; (iii) air transportation at the economy, tourist or coach class rate for the most direct route of a scheduled airline; (iv) reasonable lodging charges commensurate with the average rates charged for the immediate area (v) reasonable and actual meal expenses; (vi) necessary business calls made on Client’s behalf; (vii) reasonable tipping; (viii) reasonable valet and laundry charges if a trip extends beyond four (4) days. All reservations made by IBM must be made through IBM's designated travel agency or through another agency with Client’s prior written approval.

8.	Liability and Indemnity

a.	IBM’s entire liability for all claims related to the Agreement will not exceed the amount of any actual direct damages incurred by Client up to the amounts paid (if recurring charges, up to 12 months’ charges apply) for the product or service that is the subject of the claim, regardless of the basis of the claim. IBM will not be liable for special, incidental, exemplary, indirect, or economic consequential damages, or lost profits, business, value, revenue, goodwill, or anticipated savings. These limitations apply collectively to IBM, its affiliates, contractors, and suppliers.

b.	The following amounts are not subject to the above cap: i) third party payments referred to in the paragraph below; and ii) damages that cannot be limited under applicable law.

c.	If a third party asserts a claim against Client that an IBM Product acquired under the Agreement infringes a patent or copyright, IBM will defend Client against that claim and pay amounts finally awarded by a court against Client or included in a settlement approved by IBM, provided that Client promptly: i) notifies IBM in writing of the claim; ii) supplies information requested by IBM; and iii) allows IBM to control, and reasonably cooperates in, the defense and settlement, including mitigation efforts.

d.	IBM has no responsibility for claims based on Non-IBM Products, items not provided by IBM, or any violation of law or third party rights caused by Content, or any Client materials, designs, specifications, or use of a non-current version or release of an IBM Product when an infringement claim could have been avoided by using a current version or release.

e.	With respect to Services, the parties agree to look to their own risk management (including insurance) to cover damage, destruction, loss, theft, or government taking (collectively, Loss) of their respective tangible property (whether owned or leased), and neither party shall be liable to the other for such Loss except liability for negligence under applicable law.

9.	Termination

Either party may terminate this Agreement: i) without cause on at least one month’s notice to the other after expiration or termination of its obligations under the Agreement; or ii) immediately for cause if the other is in material breach of the Agreement, provided the one who is not complying is given notice and reasonable time to comply. Any terms that by their nature extend beyond the Agreement termination remain in effect until fulfilled, and apply to successors and assignees. Termination of this Agreement does not terminate TDs, and provisions of this Agreement and Attachments as they relate to such TDs remain in effect until fulfilled or otherwise terminated in accordance with their terms. IBM may terminate Client’s license to use a Program or MC if Client fails to comply with the Agreement. Client will promptly destroy all copies of the Program or MC after either party has terminated the license. Failure to pay is a material breach.

10.	Governing Laws and Geographic Scope

a.	Each party is responsible for complying with: i) laws and regulations applicable to its business and Content; and ii) import, export and economic sanction laws and regulations, including defense trade control regime of any jurisdiction, including the International Traffic in Arms Regulations and those of the United States that prohibit or restrict the export, re-export, or transfer of products, technology, services or data, directly or indirectly, to or for certain countries, end uses or end users.

b.	Both parties agree to the application of the laws of the country where the transaction is performed (or for Cloud Services, the laws of the country of Client’s business address) to the Agreement, without regard to conflict of law principles. The rights and obligations of each party are valid only in the country where the transaction is performed or, if IBM agrees, the country where the product is placed in productive use, except all licenses are valid as specifically granted. IBM will not serve as Client’s exporter or importer, except as required by data protection laws, for: i) any Content; or ii) use of any portion of the Cloud Service from a country outside Client’s business address. If any provision of the Agreement is invalid or unenforceable, the remaining provisions remain in full force and effect. Nothing in the Agreement affects statutory rights of consumers that cannot be waived or limited by contract. The United Nations Convention on Contracts for the International Sale of Goods does not apply to transactions under the Agreement.

11.	General

a.	The parties agree that the IBM International Agreement for the Exchange of Confidential Information (iAECI) between the parties dated _________________ shall govern the obligations and rights of the parties with respect to any Information (as defined in the iAECI) exchanged between the parties under this Agreement, any Attachment or TDs, which is incorporated herein by reference. Pricing and terms contained in the Agreement, any Attachment or any TD are IBM Information and Client will not disclose such Information to any third party without IBM’s written consent. In addition, Client’s obligations for IBM pricing remain in effect until the later of (a) two years following the date the pricing was disclosed to Client or (b) one year following the termination of the TD that contains the pricing. This paragraph does not apply to Content provided in the use of a Cloud Service.

b.	Client accepts an Attachment or TD by ordering, enrolling, using, or making a payment for, the product, offering or service. Since this Agreement may apply to many future orders, IBM may modify this Agreement by providing Client at least three months’ written notice. Changes are not retroactive; they apply, as of the effective date, only to new orders, ongoing services that do not expire, and renewals. For transactions with a defined renewable contract period stated in a TD, Client may request that IBM defer the change effective date until the end of the current contract period. IBM’s ability to modify the Cloud Services is set forth in Section 2.1. Client accepts changes by placing new orders or continuing use after the change effective date or allowing transactions to renew after receipt of the change notice. Except as provided above, all changes to the Agreement must be in writing accepted by both parties.

c.	IBM is an independent contractor, not Client’s agent, joint venturer, partner, or fiduciary, and does not undertake to perform any of Client’s regulatory obligations, or assume any responsibility for Client’s business or operations. IBM is an information technology provider only. Any directions, suggested usage, or guidance provided by the IBM or an IBM Product does not constitute medical, clinical, legal, accounting, or other licensed professional advice. Client should obtain its own expert advice. Client is responsible for its use of IBM Products and Non-IBM Products. Each party is responsible for determining the assignment of its and its affiliates personnel and their respective contractors, and for their direction, control, and compensation.

d.	IBM maintains a robust set of business conduct and related guidelines covering conflicts of interest, market abuse, anti-bribery and corruption, and fraud. IBM and its personnel comply with such policies and require contractors to have similar policies. Each party will be familiar and will strictly comply with all laws and regulations on bribery, corruption, and prohibited business practices. Each party and its Affiliates have not and will not, for the purpose of influencing or inducing anyone to influence decisions in favor of the other party or its Affiliates, offer, promise or make or agree to make, directly or indirectly, (a) any political contributions of any kind or any payment to or for the benefit of any public official, whether elected or appointed, (b) any payments for gifts, meals, travel or other value for a government employee or his/her family members or (c) any payments or gifts (of money or anything of value) to anyone. Neither party shall reimburse the other party for any such political contributions, payments or gifts.

e.	IBM Business Partners who use or make available IBM Products or non-IBM products are independent from IBM and unilaterally determine their prices and terms. IBM is not responsible for their actions, omissions, statements, or offerings.

f.	IBM may offer Non-IBM Products, or an IBM Product may enable access to Non-IBM Product, that may require acceptance of third party terms presented to the Client. Linking to or use of Non-IBM Products constitutes Client's agreement with such terms. IBM is not a party to such third party agreements and is not responsible for such Non-IBM Products. Access to Non-IBM Cloud Services or other Services may be withdrawn at any time.

g.	IBM, its affiliates, and contractors of either, may, wherever they do business, store and otherwise process business contact information (BCI) of Client, its personnel, and authorized users, for example, name, business telephone, address, email, and user ID for business dealings with them. Where notice to or consent by the individuals is required for such processing, Client will notify and obtain such consent. The IBM Privacy Statement at https://www.ibm.com/privacy/us/en/ provides additional details with respect to BCI and Account Data described below.

h.	Account Data is information, other than Content and BCI, that Client provides to IBM to enable Client’s acquisition or use of IBM Products or Non-IBM Products or that IBM collects using tracking technologies, such as cookies and web beacons, regarding Client’s acquisition or use of IBM Products or non-IBM Products. IBM, its affiliates, and contractors of either, may use Account Data, for example, to enable product features, administer use, personalize experience, and otherwise support or improve use of IBM Products and non-IBM Products.

i.	License grants to Programs and MC hereunder are provided by International Business Machines Corporation, a New York corporation ("IBM Corporation"). For transactions entered into by a Client Enterprise company with an IBM Enterprise company, IBM is acting as a distributor and delivering Programs and MC pursuant to this Agreement, and is responsible for enforcing the license terms and fulfilling all obligations concerning such Programs and MC and no right or cause of action hereunder is created in favor of Client against IBM Corporation. Client waives all claims and causes of action against IBM Corporation and agrees to look solely to IBM for any rights and remedies in connection with Programs and MC.

j.	Neither party may assign the Agreement, in whole or in part, without the prior written consent of the other, where consent will not to be unreasonably withheld or delayed. Assignment of IBM rights to receive payments is not restricted and such assignment does not require Client’s consent.

k.	This Agreement applies to IBM and Client (the signatories below) and their respective Enterprise companies who acquire IBM Products or Non-IBM Products under this Agreement. The signatories shall coordinate the activities of their own Enterprise companies under this Agreement. Enterprise companies include: i) companies within the same country that Client or IBM control (by owning greater than 50% of the voting shares); and ii) any other entity that controls, is controlled by or is under common control as Client or IBM and has signed a participation agreement.

l.	All notices under the Agreement must be in writing and sent to the business address specified for the Agreement, unless a party designates in writing a different address. The parties consent to the use of electronic means and facsimile transmissions for communications as a signed writing. Any reproduction of the Agreement made by reliable means is considered an original. The Agreement supersedes any course of dealing, discussions or representations between the parties.

m.	No right or cause of action for any third party is created by the Agreement or any transaction under it. Neither party will bring a legal action arising out of or related to the Agreement more than two years after the cause of action arose. Neither party is responsible for failure to fulfill its non-monetary obligations due to causes beyond its control. Each party will allow the other reasonable opportunity to comply before it claims the other has not met its obligations. Where approval, acceptance, consent, access, cooperation or similar action by either party is required, such action will not be unreasonably delayed or withheld.

n.	IBM may use personnel and resources in locations worldwide, including third party contractors to support the delivery of IBM Products and Non-IBM Products. IBM may transfer Content, including personally identifiable information, across country borders. A list of countries where Content may be processed is described in the TD or as specified in service support documentation. IBM is responsible for the obligations under the Agreement even if IBM uses a third party contractor and will have appropriate agreements in place to enable IBM to meet its obligations.

o.	Insurance

IBM will maintain at its expense (and provide certificates of insurance at Client’s request) i) all statutory mandated insurance such as workers’ compensation and employer’s liability, ii) commercial general liability insurance including products liability and completed operations with a minimum per occurrence limit of 5,000,000 USD (or local currency equivalent), and iii) automobile liability insurance (if a vehicle is to be used in performance of this Agreement) of at least 5,000,000 USD (or local currency equivalent). Commercial general liability insurance and automobile insurance policy limits may be met through a combination of primary and umbrella/excess liability insurance and must name Client as an additional insured. Insurance required under a TD must be purchased either from insurers with an AM Best Rating of A- or better, or with a Standard & Poor’s rating of BBB and $50M in policy holder’s surplus or greater.

p.	Record Keeping and Audit

IBM will maintain (and subject to applicable law provide to Client upon request) relevant business, technical and accounting records i) to support IBM’s invoices; ii) show proof of required permits and professional licenses and iii) to demonstrate compliance with IBM’s performance of its obligations under this Agreement, for not less than six (6) years following completion or termination of the relevant Services. All accounting records will be maintained in accordance with generally accepted accounting principles.

Upon Client’s notice, Client may, at no charge to IBM, audit IBM’s compliance with its obligations under this Agreement, including verifying compliance with applicable laws and the protection and integrity of Client data. In connection with an audit, IBM shall provide Client (including its auditors and any regulators) access at reasonable times (or in the case of regulators, at any time designated by such regulators), to all systems, data and business, technical and accounting records relating to IBM’s (and any subcontractor’s) compliance with this Agreement or amounts invoiced by IBM to Client. IBM shall provide its full cooperation in any such audit, including by designating a focal point to support an audit and, if required by Client, promptly securing the rights for Client to directly request from any subcontractor, and for the subcontractor to promptly provide to Client, access to such systems, data and records relating to the work performed by such subcontractors. Client will not have the right to audit any IBM owned or controlled facilities, including but not limited to data centers.

q.	Business Continuity

IBM agrees to have and maintain a business continuity plan and business continuity testing procedures, which include but are not limited to the areas of disaster recovery planning and pandemic planning, and cyber security. Cyber security programs must include, at a minimum, provisions to prevent, detect and respond to cyber security incidents. IBM agrees to provide the specific recovery targets of the business continuity plan and to review, update, and test the business continuity plan annually and, upon Client’s request, IBM will provide a summary of the business continuity plan and test results. Client may, from time to time, provide feedback regarding the plan and requests that IBM take Client’s comments into consideration when updating the plan. However, IBM remains solely responsible for the performance of its responsibilities under the Agreement and the adequacy of the business continuity plan regardless of whether Client has reviewed or commented on the plan.

r.	IBM will continue to evolve and enhance the technical support tools to drive innovation with enhanced automation, artificial Intelligence, and analytics.

s.	For Client’s acquisition of Products or Services to be delivered to Client’s customer on Client’s behalf (as allowed under attachments to this Agreement), the following additional terms apply:

(1)	Client will not make any representations about IBM or IBM Products or Services other than those authorized by IBM in writing,

(2)	Client agrees that it has the direct contractual relationship with Client’s customer receiving the benefit of the IBM Products or Services, and

(3)	Client is responsible for all Client’s customer’s obligations with respect to the IBM Products or Services.

IBM will provide the IBM Products or Services to Client or, at Client’s direction, to Client’s customer, on Client’s behalf (as further described in any applicable attachments to this Agreement).

12.	Dispute Resolution

12.01	Negotiation. In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement, including any Action based on contract, tort, equity, statute, regulation or constitution (collectively, “Disputes”), the Party raising the Dispute shall give written notice of the Dispute (a “Dispute Notice”), and the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt of the Dispute Notice; provided, further, that in the event of any arbitration in accordance with Section 12.03 hereof, (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this Agreement relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such Arbitration has been resolved.

12.02	Arbitration. If the Dispute has not been resolved for any reason after the Negotiation Period, then to the fullest extent permitted by applicable law such Dispute may be submitted by either Party to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a)	The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules.

(b)	The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c)	For the avoidance of doubt, by submitting their Dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration, the jurisdiction of the Arbitral Tribunal (Including the scope of this agreement to arbitrate and the extent to which a Dispute is within that scope), and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d)	Without derogating from Section 12.03(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 12.04 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; and (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(e)	The Arbitral Tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this Agreement or the applicable Ancillary Agreement, including temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary, enhanced or treble damages.

(f)	The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g)	Arbitration under this Section 12 shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party.

12.03	Relief. Subject to Section 12.02 and Section 12.03, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond or similar security with such remedy are waived.

12.04	Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 12.05 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

12.05	Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of Section 12.02, Section 12.03, Section 12.04 or Section 12.05 with respect to all matters not subject to such dispute resolution.

12.06	As used in this Section 12, “Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal; and “Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.

Part 2 – Country Required Terms

The terms of Part 2 replace or modify those of Part 1 in the countries specified.

AMERICAS

Section 2.2 Term and Termination of Cloud Services

In paragraph b., replace the third sentence with the following:

In Mexico: If Client fails to take such actions within a reasonable time, IBM may terminate the Cloud Service without responsibility.

Section 4. Machines and Appliances

In paragraph b, replace the first sentence with the following:

In Argentina, Chile, Colombia, Ecuador, Perú, Uruguay and Venezuela: When IBM accepts Client’s order, IBM transfers title to Machines and non-IBM machines upon tradition to Client or Client’s lessor.

Section 7. Charges, Taxes, Payment, and Verification

Add at the end of the last paragraph of subsection d the following sentence:

In United States and Canada: Where taxes are based upon the location(s) receiving the benefit of the Cloud Service, Client has an ongoing obligation to notify IBM of such location(s) if different than Client's business address listed in the applicable Attachment or TD.

Replace the first sentence of paragraph b with the following:

In Brazil: Client agrees to pay all applicable charges specified for a Cloud Service, charges for use in excess of authorizations, any customs or other duty, tax, and similar levies imposed by any authority resulting from Client's acquisitions under the Agreement.

In paragraph b:

In Mexico: In the fourth sentence, delete the words “to an account specified by IBM”

In Mexico: Add the following new sentence after the fourth sentence:

Payments will be made through electronic transfer of funds to an account specified by IBM or in IBM´s domicile which is located in Alfonso Napoles Gandara 3111, Santa Fe Peña Blanca, Alvaro Obregon, Mexico City, Zip Code 01210.

Section 8. Liability and Indemnity

Insert the following disclaimer at the end of paragraph a:

In Peru: In accordance with Article 1328 of the Peruvian Civil Code this limitations and exclusions will not apply in the cases of willful misconduct ("dolo") or gross negligence ("culpa inexcusable").

Section 10. Governing Laws and Geographic Scope

In paragraph b, replace the first sentence only with:

In Argentina: Both parties agree to the application of the laws of the Republic of Argentina, without regard to the conflict of law principles..

In Chile: Both parties agree to the application of the laws of Chile, without regard to the conflict of law principles.

In Colombia: Both parties agree to the application of the laws of the Republic of Colombia, without regard to the conflict of law principles.

In Ecuador: Both parties agree to the application of the laws of the Republic of Ecuador, without regard to the conflict of law principles.

In Venezuela: Both parties agree to the application of the laws of Venezuela, without regard to the conflict of law principles.

In Peru: Both parties agree to the application of the laws of Perú, without regard to the conflict of law principles.

In Uruguay: Both parties agree to the application of the laws of Uruguay.

In paragraph b, first sentence only, replace the phrase, "the country where the transaction is performed (or for Cloud Services, the laws of the country of Client's Business Address)" with:

In United States, Anguilla, Antigua/Barbuda, Aruba, Bahamas, Barbados, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Curacao, Dominica, Grenada, Guyana, Jamaica, Montserrat, Saba, Saint Eustatius, Saint Kitts and Nevis, Saint Lucia, Saint Maarten, Saint Vincent and the Grenadines, Suriname, Tortola, Trinidad and Tobago, Turk and Caicos: the State of New York, United States.

In Canada: the Province of Ontario and the federal laws of Canada applicable therein.

In paragraph b, second sentence, replace the phrase, "the country where the transaction is performed or, if IBM agrees, the country where the product is placed in productive use" with:

In Argentina: Argentina

In Chile: Chile

In Colombia: Colombia

In Ecuador: Ecuador

In Perú: Perú

In Uruguay: Uruguay

In Venezuela: Venezuela

Section 11. General

In paragraph b, replace the first sentence with:

In Latin America (all countries): Client accepts the terms in an Attachment or TD by signing it.

In paragraph b, replace the last two sentences with:

In Brazil: Client accepts changes by executing an amendment (in writing or on-line). New orders or continuing use services or renewal may be suspended until an amendment is executed.

In paragraph i:

In United States: Delete entire paragraph i.

In paragraph l, add the following new sentence after the first sentence:

In Mexico: Any change of address must be notified 10 (ten) days in advance, otherwise the notifications made at the last indicated address will have full legal effects.

In paragraph m, delete the 2nd sentence:

In Brazil: Neither party will bring a legal action arising out of or related to the Agreement more than two years after the cause of action arose.

Add as a new paragraph t to this section:

In Canada: Both parties agree to write this document in English. Les parties ont convenu de rédiger le présent document en langue anglaise.

ASIA PACIFIC

Section 4. Machines and Appliances

In paragraph c, the last sentence, delete "the country where acquired" and replace with:

In Hong Kong: Hong Kong S.A.R. of the PRC

In Macau: Macau S.A.R. of the PRC

In Taiwan: Taiwan

Section 6. Warranties and Post Warranty Support

Add at the end of this section as a new paragraph f:

In Australia: These warranties are in addition to any rights under, and only limited to the extent permitted by, the Competition and Consumer Act 2010.

In New Zealand: These warranties are in addition to any rights under the Consumer Guarantee Act 1993 or other legislation that cannot be limited by law.

Section 7. Charges, Taxes, Payment and Verification

Add as a new sentence to the end of last paragraph in subsection d:

In India: If any Indirect Taxes are not charged on the basis of the exemption documentation provided by the Client and the taxation authority subsequently rules that such Taxes should have been charged, then the Client will be liable to pay such Taxes, including any interests, levies and/or penalties applicable thereon.

Section 8. Liability and Indemnity

In paragraph a, add at the end of the first sentence the following:

In Australia: (for example, whether based in contract, tort, negligence, under statute or otherwise)

In paragraph a, second sentence after the word "special" and before the word "incidental," add the following:

In Philippines: (including nominal damages), moral,

Add as a new paragraph after the end of paragraph a (and ensure paragraphs properly reletter):

In Australia: Where IBM is in breach of a guarantee implied by the Competition and Consumer Act 2010, IBM's liability is limited to (a) for services, the supplying of services again or the payment of the cost of having the services supplied again; and (b) for goods, the repair or replacement of goods or the supply of equivalent goods, or the payment of the cost of replacing the goods or having the good repaired. Where a guarantee relates to the right to sell, quiet possession, or clear title of a good under schedule 2 of the Competition and Consumer Act, then none of these limitations apply.

Section 9. Termination

Add at the end of the section as a new paragraph b:

In Indonesia: The parties waive article 1266 of the Indonesian Civil Code to the extent it requires a court decree for any such termination.

Section 10. Governing Laws and Geographic Scope

In paragraph b, in the first sentence only, replace the phrase, "the country where the transaction is performed (or for Cloud Services, the laws of the country of Client's business address)" with:

In Australia: the State or Territory in which the transaction is performed

In Cambodia, Vietnam: Singapore

In Hong Kong: Hong Kong S.A.R. of the PRC

In India: India

In Korea: the Republic of Korea, and subject to the Seoul Central District Court of the Republic of Korea

In Laos: the State of New York, United States

In Macau: Macau S.A.R. of the PRC

In Taiwan: Taiwan

In paragraph b, in the second and third sentence, replace the phrase "the country where the transaction is performed or, if IBM agrees, the country where the product is placed in productive use" with:

In Hong Kong: Hong Kong S.A.R. of the PRC

In Macau: Macau S.A.R. of the PRC

In Taiwan: Taiwan

Add at the end of the section as a new paragraph c:

Section 11. General

In the first sentence of paragraph b, before the word "ordering," add:

In Hong Kong, Macau, Thailand: signing (by hand or electronically),

In paragraph g, insert into the first sentence after "store"

In India: , transfer,

In paragraph k, in the following jurisdictions, delete "(the signatories below)" and replace the word "signatories: with:

In Hong Kong, Macau: parties

In paragraph k, replace the phrase "the same country" with:

In Hong Kong: Hong Kong S.A.R. of the PRC

In Macau: Macau S.A.R. of the PRC

In Taiwan: Taiwan

In paragraph m, in the second sentence, replace the phrase "two years" with:

In India: three years

Add to the end of this section the following new paragraph t:

In Indonesia: This agreement is made in the English and Indonesian languages. The English version will prevail if there are any interpretation differences as permitted by law.

EMEA

Section 4. Machines and Appliances

In paragraph b, the first sentence, add all countries listed in the following after "United States":

In Portugal, Spain, Switzerland, and Turkey: , Portugal, Spain, Switzerland, and Turkey,

In paragraph c, replace the second to last sentence (6th sentence) with:

In All countries in Western Europe (see definition within provision): Client may only acquire Machines for use within Client's Enterprise in Western Europe, and not for resale, lease, or transfer outside of Western Europe. For purposes of this paragraph, Western Europe means European Union member countries and Andorra, Iceland, Liechtenstein, Monaco, Norway, San Marino, Switzerland, and the Vatican State.

Section 5. Content and Data Protection

Replace paragraph d with the following:

In Switzerland: IBM's Data Processing Addendum (DPA) at http://ibm.com/dpa and the applicable DPA Exhibit apply and supplement the Agreement, if and to the extent the European General Data Protection Regulation (EU/2016/679) (GDPR) or the Swiss Federal Privacy Act (SFPA) apply to personal data contained in Content.

Section 6. Warranties and Post Warranty Support

Add at the end of paragraph c the following sentences:

In all countries in Western Europe: The warranty for Machines acquired in Western Europe applies in all Western Europe countries, provided the Machines have been announced and made available in such countries. For purposes of this paragraph, Western Europe means European Union member countries and Andorra, Iceland, Liechtenstein, Monaco, Norway, San Marino, Switzerland, and the Vatican State.

In paragraph e, Insert to the end of the fourth sentence (before the period), the following words and then add the additional sentence:

In Czech Republic, Estonia, and Lithuania: , or liabilities for defects. The parties hereby exclude any liability of IBM for defects beyond the agreed warranties.

Section 7. Charges, Taxes, Payment and Verification

In paragraph b, add the following to the end of the fifth sentence:

In Italy: if IBM requests in a written notice to Client.

In paragraph b, add the following to the end of the sixth sentence:

In Lithuania: , except as provided by law

At the end of paragraph b, add the following:

In Italy: In the instance of no payment or partial payment, and also following a formal credit claim procedure or trial that IBM may initiate, in derogation of article 4 of Legislative Decree n. 231 dated October 9, 2002, and according to article 7 of the same Legislative Decree, IBM will notify Client in writing by registered, return receipt mail of payment fees due.

In paragraph e, in the fourth sentence, after the phrase: "IBM may change one-time charges without notice" add:

In Czech Republic: , though Client may terminate the Agreement if Client disagrees with the change

Section 8. Liability and Indemnity

In paragraph a, in the first sentence insert the following before the words "the amounts paid":

In Belgium, France, Germany, Italy, Luxembourg, Malta, Portugal, and Spain: the greater of €500,000 (five hundred thousand euro) or

In UK and Ireland: 125% of

In paragraph a, in the first sentence, replace the phrase "direct damages incurred by Client" with:

In Spain: and proven damages incurred by Client as a direct consequence of the IBM default

In paragraph a, insert after the first sentence the following new sentence:

In Slovakia: Referring to § 379 of the Commercial Code, Act No. 513/1991 Coll. as amended, and concerning all conditions related to the conclusion of the Agreement, both parties state that the total foreseeable damage, which may accrue, shall not exceed the amount above, and it is the maximum for which IBM is responsible.

In paragraph a, insert before the second sentence the following new sentence:

In Russia: IBM will not be liable for the forgone benefit.

In paragraph a, in the second sentence, delete the word:

In Ireland and UK: economic

In paragraph a, replace the second sentence with:

In Belgium, Netherlands, and Luxembourg: IBM will not be liable for indirect or consequential damages, lost profits, business, value, revenue, goodwill, damage to reputation or anticipated savings, any third party claim against Client, and loss of (or damage to) data.

In France: IBM will not be liable for damages to reputation, indirect damages, or lost profits, business, value, revenue, goodwill, or anticipated savings.

In Portugal: IBM will not be liable for indirect damages, including loss of profit.

In Spain: IBM will not be liable for damage to reputation, lost profits, business, value, revenue, goodwill, or anticipated savings.

Add the following at the end of paragraph a:

In France: The terms of the Agreement, including financial terms, were established in consideration of the present clause, which is an integral part of the general economy of the Agreement.

In paragraph b, replace "and ii) damages that cannot be limited under applicable law" with the following:

In Germany: ; ii) damages for body injury (including death); iii) loss or damage caused by a breach of guarantee assumed by IBM in connection with any transaction under this Agreement; and iv) caused intentionally or by gross negligence.

Section 9. Termination

In paragraph a, delete:

In Switzerland: Failure to pay is a material breach.

In paragraph a, insert the following at the end of clause i) before "; or":

In Russia: without payment of any damages or penalties to the other party on the basis of early termination

In paragraph a, insert the following at the end:

In Netherlands: The Parties waive their rights under Title 7.1 ('Koop') and clause 7:401 and 402 of the Dutch Civil Code, and their rights to invoke a full or partial dissolution ('gehele of partiele ontbinding') of this Agreement under section 6:265 of the Dutch Civil Code

Section 10. Governing Laws and Geographic Scope

In paragraph b, first sentence only, replace the phrase "the country where the transaction is performed (or for Cloud Services, the laws of the country of Client's Business Address)" with:

Only for offshore agreements: In Albania, Armenia, Azerbaijan, Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Former Yugoslav Republic of Macedonia, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Montenegro, Romania, Russia, Serbia, Tajikistan, Turkmenistan, Ukraine, and Uzbekistan: Austria

Only for offshore agreements: In Estonia, Latvia, and Lithuania: Finland

In Algeria, Andorra, Benin, Burkina Faso, Burundi, Cameroon, Cape Verde, Central African Republic, Chad, Comoros, Congo Republic, Djibouti, Democratic Republic of Congo, Equatorial Guinea, French Guiana, French Polynesia, Gabon, Guinea, Guinea-Bissau, Ivory Coast, Lebanon, Madagascar, Mali, Mauritania, Mauritius, Mayotte, Morocco, New Caledonia, Niger, Reunion, Senegal, Seychelles, Togo, Tunisia, Vanuatu, and Wallis and Futuna: France

In Angola, Bahrain, Botswana, Egypt, Eritrea, Ethiopia, Gambia, Ghana, Jordan, Kenya, Kuwait, Liberia, Malawi, Malta, Mozambique, Nigeria, Oman, Pakistan, Qatar, Rwanda, Sao Tome and Principe, Saudi Arabia, Sierra Leone, Somalia, Tanzania, Uganda, United Arab Emirates, West Bank/Gaza, Yemen, Zambia, and Zimbabwe: England

In Liechtenstein: Switzerland

In South Africa, Namibia, Lesotho, and Swaziland: the Republic of South Africa

In the United Kingdom: England

In paragraph b, add the following at the end of the first sentence:

In France: The Parties agree that articles 1222 and 1223 of the French Civil Code are not applicable.

Section 11. General

In paragraph g, replace the first sentence with the following:

In Switzerland and Austria: IBM and its affiliates, and their subcontractors, may process and store information about the Client and business contact information of Client personnel in connection with the performance of this Agreement wherever they do business.

In paragraph g, insert the following after the first sentence

In Spain: IBM will comply with requests to access, update or delete contact information if submitted to the following address: IBM, c/ Santa Hortensia 26-28, 28002 Madrid, Departamento de Privacidad de Datos.

In paragraph k, replace the first sentence with the following:

In Malta and Spain: This Agreement applies to IBM and Client (the signatories below, or the signatories of a document that incorporates this Agreement by reference).

In paragraph m, add to the end the paragraph:

In Czech Republic: Pursuant to Section 1801 of Act No. 89/2012 Coll. (the "Civil Code"), Section 1799 and Section 1800 of the Civil Code as amended, do not apply to transactions under this Agreement. Client accepts the risk of a change of circumstances under Section 1765 of the Civil Code.

In paragraph m, delete the 2nd sentence that says:

In Bulgaria, Croatia, Russia, Serbia, and Slovenia: Neither party will bring a legal action arising out of or related to this Agreement more than two years after the cause of action arose.

In paragraph m, add to the end of the second sentence:

In Lithuania: , except as provided by law

In paragraph m, replace the second sentence with:

In Poland: Neither party will bring a legal action arising out of or related to this Agreement more than three years after the cause of action arose, except for an action of non-payment which will be brought no more than 2 years after payment is due.

In paragraph m, second sentence, replace the word "two" with:

In Latvia and Ukraine: three

In Slovakia: four

In paragraph m, add to the end of the third sentence that says: "Neither party is responsible for failure to fulfill its non-monetary obligations due to causes beyond its control":

In Russia: , including but not limited to earthquakes, floods, fires, acts of God, strikes (excluding strikes of the parties' employees), acts of war, military actions, embargoes, blockades, international or governmental sanctions, and acts of authorities of the applicable jurisdiction.

In paragraph m, third sentence, modify the sentence: "Neither party is responsible for failure to fulfill its non-monetary obligations due to causes beyond its control" as follows:

In Ukraine: Neither party is responsible for failure to fulfill its non-monetary obligations due to causes or regulatory changes beyond its control, including but not limited to import, export, and economic sanctions requirements of the United States.

Add the following at the end of the section as new paragraph t:

In Hungary: By entering into this Agreement, Client confirms that Client was sufficiently informed of all the provisions of this Agreement and had the opportunity to negotiate those terms. The following provisions may significantly deviate from the provisions generally applied by Hungarian law and both parties accept those provisions by signing the Agreement: Programs; Services – Cloud Services; Services – Other Services; Machines and Appliances; Machine Code and Built in Capacity; Warranty and Post Warranty Support; Charges, Taxes, Payment and Verification; Liability and Indemnity, Termination; Governing Laws and Geographic Scope, and General.

In Czech Republic: Client expressly accepts the terms of this agreement which include the following important commercial terms: i) limitation and disclaimer of liability for defects (Warranties); ii) limitation of Client's entitlement to damages (Liability and Indemnity); iii) binding nature of export and import regulations (Governing Laws and Geographic Scope); iv) shorter limitation periods (General); v) exclusion of applicability of provisions on adhesion contracts (General); and vi) acceptance of the risk of a change of circumstances (General).

In Romania: The Client expressly accepts, the following standard clauses that may be deemed 'unusual clauses' as per the provisions of article 1203 Romanian Civil Code: clauses 6, 7, 8 and 9 h). The Client hereby acknowledges that it was sufficiently informed of all the provisions of this Agreement, including the clauses mentioned above, it properly analyzed and understood such provisions and had the opportunity to negotiate the terms of each clause.

Acceptance

This Agreement, including its Attachments and TDs, is the complete agreement between the parties regarding transactions hereunder, and replaces any prior oral or written communications between Client and IBM (the Parties). By signing below by hand or, where recognized by law, electronically, both parties agree to the terms of this Agreement. Once signed, 1) unless prohibited by local law or specified otherwise, any reproduction of this Agreement made by reliable means (for example photocopy or facsimile) is considered an original and 2) all Services under this Agreement are subject to it. The Agreement applies to IBM Lead Company and Client Lead Company (the signatories below) and their respective Enterprise companies who avail themselves of the Agreement by accepting the terms. The signatories shall coordinate the activities of Enterprise companies under this Agreement.

Agreed to:	Agreed to:

Client Lead Company Name: [placeholder] (“Client” or “Kyndryl”)	IBM Lead Company: International Business Machines Corporation (“IBM”)

By	By
Authorized signature	Authorized signature

Title:	Title:

Name (type or print):	Name (type or print):

Date:	Date:

Client number:	Agreement number:

Enterprise number:

Client address:	IBM address:

ATTACHMENT A

IBM PERSONNEL

1.	IBM:

a)	is an independent contractor and this Agreement does not create an agency, partnership or joint venture relationship between Client and IBM or IBM Personnel. Client assumes no liability or responsibility for IBM Personnel.

b)	shall, upon request of Client and to the extent permitted by applicable law, provide to Client (I) for export evaluation purposes, the country of citizenship and permanent residence and immigration status of its Personnel, (II) written confirmation (i) that IBM Personnel are eligible to work in the country where the Services are being provided and (ii) to the extent required by applicable law, that IBM participates in eVerify pursuant to applicable Executive Order(s) and United States Department of Homeland Security, (III) if specific education requirements are required by Client, proof of completed education for IBM Personnel; (IV) proof that IBM Personnel have reviewed and agreed to Client’s Contractor Code of Conduct; and (V) evidence that IBM Personnel have successfully completed all cybersecurity, privacy and other education identified by Client as mandatory in a timely manner;

c)	shall instruct its Personnel that employment related issues should be brought forward to IBM (and not Client) and shall notify Client promptly where such issues relate to actions which are alleged to have been taken by Client or its Personnel to enable Client to investigate as necessary;

d)	is and shall remain responsible for the day to day supervision, control, terms and conditions, hiring, verification of eligibility to work, discipline, performance management, termination, counseling, scheduling, compensation, benefits and other activities, withholdings, health and safety of IBM Personnel, and shall ensure IBM Personnel do not seek to obtain the same from Client. To avoid any confusion, IBM remains the employer of IBM Personnel at all times. Further, this Agreement does not create an employment relationship between Client and IBM Personnel;

e)	shall provide written confirmation to each IBM Personnel that IBM remains the employer of IBM Personnel, assignment to Client does not create an employer/employee relationship, Client is not their employer, and they are not entitled to Client benefits. IBM is obligated to provide such notice upon request by Client;

f)	acknowledges that Client has no responsibility for reviewing or approving timesheets; however, Client may review such timesheets for billing verification purposes only;

g)	is responsible for the actions and inactions of IBM Personnel and compliance by IBM Personnel with the requirements of this Agreement;

h)	agrees that Client retains the right to refuse to accept IBM Personnel made available by IBM to perform Services hereunder and may request the removal of IBM Personnel from assignment under this Agreement, for any lawful reason at Client’s sole and reasonable discretion;

i)	will ensure that IBM Personnel assigned to work on Client’s or Client’s Customer’s premises will not use Client confidential information that IBM Personnel may be exposed to or have access to while working on Client or Client’s Customer’s premises and will not sure such information or disclose it by publication or otherwise to any other person during the terms of this Agreement and for a period of three (3) years thereafter, except as required by law.

j)	Shall have a written agreement with of its Personnel who is involved in the performance of this Agreement sufficient to enable IBM to comply with the requirements of this Section 15. Such Personnel agreements will be provided to Client upon request.

2.	Client Assets

IBM shall instruct IBM Personnel to:

a)	use Client Assets only for purposes of this Agreement and IBM will reimburse Client for any unauthorized use;

b)	only connect with, interact with or use programs, tools or routines that Client agrees are needed to provide Services;

c)	not copy, disclose or leave Client Assets unsecured or unattended;

d)	promptly notify Client of any accident or security incidents (such as those involving loss or misuse of, or damage to, Client Assets (as defined below), and IBM will provide Client with a copy of any accident or security incident report involving the above.

Client may periodically audit IBM’s use of Client Assets.

3.	IBM Access to Client or Customer Premises

a)	If IBM Personnel will have access to Client or Customer premises, IBM shall conduct orientation sessions with its Personnel before placement on an assignment with Client or Customer and identify and provide contact information (which shall be updated by IBM as necessary) for all supervisor(s) for IBM Personnel.

b)	IBM will require its Personnel assigned to work on Client’s or Customer's premises to comply with the U.S. Contractor Environmental and Safety Guide, as may be amended from time to time or a local country equivalent that may be provided by Client. The US Guide is applicable for all US locations, unless a location specific guide exists for the particular Client site where the work is to be performed at the following URL: https://www.Client.com/procurement/ossi.

c)	IBM shall instruct IBM Personnel as follows:

1.	IBM Personnel on Client’s or Customer’s premises may not (i) bring weapons of any kind onto such premises; (ii) possess, use or be under the influence of controlled substances or alcoholic beverages; (iii) have in their possession hazardous materials of any kind without Client’s authorization; (iv) send or receive non-Client or Customer email through Client’s or Customer’s mail systems; (v) sell, advertise or market any products or distribute printed, written or graphic materials without Client’s written permission; or (vi) conduct any non-Client or non-Customer related business activities while assigned to work under this Agreement.

2.	IBM Personnel on Client’s or Customer’s premises must (i) obtain a valid identification badge from Client or Customer and return identification badges upon completion or termination of assignments; (ii) remain in authorized areas only (limited to work locations, cafeterias, restrooms and parking lots); (iii) access and use for work only the materials, documents, information and data necessary to perform and (iv) immediately report to IBM any incidents (such as actual or alleged physical alterations, assaults, harassment and/or inappropriate behavior) so that IBM can promptly notify Client and provide Client with a copy of any incident report.

3.	IBM Personnel in possession of Client Assets must cooperate with and return such Client Assets in a timely manner as requested by Client.

4.            Criminal and other Background Checks. This Section 4 is applicable only to IBM personnel who will be on-site at Client premises or Client’s customers premises and only to IBM Personnel who were hired by IBM after the effective date of the Separation Agreement.

a)	IBM shall inform Client if any IBM Personnel to be assigned to perform Services hereunder are former employees of Client, which assignment is subject to Client’s approval.

b)	To the extent permitted by local law, IBM will obtain from IBM Personnel photographic proof of identity from an official government source (including but not limited to documentation such as a valid driver’s license or government issued passport).

c)	To the extent permitted by local law, IBM will conduct or otherwise obtain criminal background checks on IBM Personnel as defined in section (d) below, in locations where the IBM Personnel resided for the past seven years. Where no criminal convictions within the past seven years are identified, IBM Personnel may be assigned to perform Services. Where a criminal conviction is identified, IBM may not assign IBM Personnel where IBM Personnel is disqualified from performing Services based on IBM’s individualized assessment of the conviction against the Services to be performed in accordance with applicable law and guidance, which may include but is not limited to the Equal Employment Opportunity Commission’s promulgated guidance in the United States or similar state or other government promulgated guidance, as applicable.

d)	If, after such assessment, IBM still recommends assigning a IBM Personnel with a criminal conviction to perform Services, Client must first be informed of such decision. Client will thereafter review the criminal conviction and Services which will be performed and/or access that the IBM Personnel will have. Unless otherwise required for this review, Client will not receive any personally identifiable information (e.g., IBM Personnel name, social security number, etc.)

e)	For IBM Personnel in the United States, a Federal background check must be conducted as well as a county or state background check, whichever is more comprehensive. In other countries, background checks may be at the county, state, province and/or country level, whichever is most comprehensive.

f)	Upon Client request and subject to applicable law, IBM will provide documentation to Client to verify its compliance with this section.

g)	Notwithstanding the foregoing, IBM is not required to conduct an additional background check on IBM Personnel if (a) IBM conducted a background check that meets or exceeds Client’s requirements in the Criminal and other Background Checks subsection above in the last five (5) years and (b) the IBM Personnel have not had a gap in employment with IBM during that five-year period.

5.	Definitions:

a)	Personnel means are individuals who are i) employees of a party, ii) agents appointed by a party, iii) independent contractors engaged by a party, or iv) provided to a party by a subcontractor.

b)	Client Assets means Client’s or Customer’s computer systems and/or networks, Client’s or Customer’s property that is accessed or used by IBM Personnel or materials, data, documents or information provided to IBM Personnel by (or on behalf of) Client.

c)	Customer means Client’s customer(s).